Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-258142 and 333-263771) on Forms S-8 of our report dated March 1, 2023, relating to the financial statements of Ryan Specialty Holdings, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 1, 2023